AMENDMENT NO. 2 TO LINE OF CREDIT AGREEMENT

          THIS AMENDMENT NO. 2 TO LINE OF CREDIT AGREEMENT (this “Amendment”) is entered into as of August 4, 2009 by and among HC INNOVATIONS, INC., a Delaware corporation (the “Borrower”) and the LENDERS identified on the signature pages hereto (each, a “Lender” and collectively, the “Lenders”).

RECITALS

          WHEREAS, the Borrower and the Lenders entered into a Line of Credit Agreement (as previously amended, the “Line of Credit Agreement”) dated as of March 12, 2009;

          WHEREAS, the parties previously amended the Line of Credit Agreement to provide for an extension of the Maturity Date to July 31, 2009;

          WHEREAS, the Borrower and Brahma Finance (BVI) Ltd. (in such capacity, the “Purchaser”) propose to enter into a Stock Purchase Agreement (as entered into on the date hereof, the “Stock Purchase Agreement”) of even date herewith pursuant to which the Borrower will issue and sell to the Purchaser, and the Purchaser will purchase from the Borrower, 60,000,000 shares of common stock, par value $0.001 of the Borrower (“Common Stock”) at a purchase price of $0.01 per share;

          WHEREAS, the Borrower and the Purchaser propose to enter into a Standby Purchase Agreement (as entered into on the date hereof, the “Standby Purchase Agreement”) of even date herewith pursuant to which the Borrower has undertaken, by means of a rights offering, either to issue and sell to the holders of its Common Stock or, if such holders do not exercise their rights pursuant to such rights offering, to issue and sell to the Purchaser, and such holders of Common Stock and/or the Purchaser will purchase from the Borrower, 240,000,000 shares of Common Stock at a purchase price of $0.01 per share; and

          WHEREAS, it is a condition precedent to the obligation of the Purchaser to purchase Common Stock pursuant to the Stock Purchase Agreement that the Maturity Date under the Line of Credit be further extended as hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

          1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Line of Credit Agreement.

          2. Amendment of Section 12 of the Line of Credit Agreement. The definition of “Maturity Date” contained in Section 12 of the Line of Credit Agreement is amended to read as follows:

1

          “Maturity Date” shall mean the earlier of (i) the date of consummation by the parties thereto of the transactions contemplated by that certain Standby Purchase Agreement dated as of August 4, 2009 between the Borrower and Brahma Finance (BVI) Ltd., and (ii) December 31, 2009.

          3. Fees and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of each Lender, including, but not limited to, reasonable attorneys’ fees and expenses, incurred in connection with the preparation, negotiation and closing of this Amendment, and in connection with the transactions contemplated by the Line of Credit Agreement, as amended hereby.

          4. Governing Law. All questions concerning the construction, interpretation and validity of this Amendment shall be governed by and construed and enforced in accordance with the law of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

          5. Counterparties; Effectiveness. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Counterparts transmitted by facsimile may be treated as an original instrument and relied upon for all purposes as such. This Amendment shall become effective on the date on which counterparts hereof have been executed and delivered by the Borrower and each of the Lenders.

          6. Miscellaneous. The parties hereto agree and acknowledge that nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Line of Credit Agreement, other than as expressly set forth herein and further agree and acknowledge that the Line of Agreement remains and continues in full force and effect. If there is any conflict between the terms and conditions this Amendment and the terms and conditions of any of the Line of Credit Agreement, the terms and conditions of this Amendment shall prevail. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of any party the Line of Credit Agreement, nor constitute an amendment of any provision of the Line of Credit Agreement. On and after the date of this Amendment, each reference in the Line of Credit Agreements to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Line of Credit Agreement as amended hereby.

[Signature pages follow. The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

HC INNOVATIONS, INC.

By:

Name:
Title:

LENDERS:

THE KENNETH D LAMÉ
LIVING TRUST

By:

Name: Kenneth D. Lamé
Title: Trustee

WELWYN MANAGEMENT COMPANY

By:

Name: Jessica L. DeLater
Title: President

BRAHMA FINANCE (BVI) LIMITED

By:

Name: Nicholas Barham
Title: Director